Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement on Form S-8 of Enterprise Bancorp, Inc. relating to the offering of shares of Common Stock pursuant to the Amended and Restated 1998 Stock Incentive Plan of our report dated January 8, 2001 relating to the consolidated balance sheets of Enterprise Bancorp, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report is included in the December 31, 2000 annual report on Form 10-K of Enterprise Bancorp, Inc.



                                             /s/ KPMG LLP
                                                 ------------------------------


KPMG LLP
Boston, Massachusetts
May 1, 2001